                                   EXHIBIT 11



      CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
      COMPUTATION OF EARNINGS PER COMMON SHARE
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

-------------------------------------------------------------------------------------------------
                                                       Nine Months             Nine Months
                                                      Ended September 30,     Ended September 30,
                                                            1998                  1997
      -----------------------------------------------------------------------------------
      Shares Outstanding................................. 8,203,000            6,096,000
      Weighted average shares outstanding................ 7,600,000            6,000,000
      Net Income (Loss)..................................($ 644,028)           $ 792,098
      Preferred Dividends                                 ---------             (167,700)
                                                         -----------           ----------
      Total Net Income (Loss) Available

       for Common Stockholders'                          $ (644,028)           $ 592,068
                                                         ===========           =========

      Basic and Diluted Earnings (Loss) Per Share:

      Earnings (Loss) Per Share                              $(0.07)               $0.10
                                                              ------               -----

                                   EXHIBIT 11

      CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
      COMPUTATION OF EARNINGS PER COMMON SHARE
      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

-------------------------------------------------------------------------------------------------
                                                       Three Months             Three Months
                                                      Ended September,       Ended September 30,
                                                            1998                  1997
      -----------------------------------------------------------------------------------
      Shares Outstanding................................ 8,203,000             6,096,000
      Weighted average shares outstanding............... 7,600,000             6,000,000
      Net Income (Loss).................................$ (248,233)            $ 257,007
      Preferred Dividends                                ---------               (32,330)
                                                        -----------            ----------
      Total Net Income (Loss) Available

       for Common Stockholders'                         $ (248,233)            $ 224,677
                                                        ===========            =========

      Basic and Diluted Earnings (Loss) Per Share:

                     Earnings (Loss) Per Share                  $(0.03)         $0.04
                                                                -------         -----